Exhibit 99

                       Press Release Dated June 14, 1996


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                     [LAKEVIEW FINANCIAL CORP. LETTERHEAD]


FOR IMMEDIATE RELEASE                         FOR FURTHER INFORMATION CONTACT:
June 14, 1996                                   Anthony G. Gallo
                                                Vice President and CFO
                                                (201) 890-1234



                LAKEVIEW FINANCIAL CORP., PATERSON, NEW JERSEY
                     ANNOUNCES SUBSIDIARY INTEREST IN IMC
                                PUBLIC OFFERING

      Lakeview Financial Corp. -- June 14, 1996 -- Kevin J. Coogan, President and Chief Executive Officer of Lakeview Financial Corp., Paterson, New Jersey (the "Company"), the parent holding company of Lakeview Savings Bank (the "Savings Bank") and Branchview Inc. ("Branchview), announced today that Industry Mortgage Company ("IMC") of which Branchview owns a limited partnership interest of 8.81%, has filed a Prospectus with the Securities and Exchange Commission
(SEC) relating to the sale in an underwritten initial public offering of 3,100,000 shares of its common stock (the "Offering").

      IMC is a specialized consumer finance company engaged in purchasing, originating, servicing and selling home equity loans secured primarily by first liens on one-to four-family residential properties. IMC purchases and originates home equity loans through a diversified network of 248 correspondents, 1,348 mortgage loan brokers and, to a lesser extent, on a retail basis through its recently initiated direct consumer lending effort.

      Upon completion of the Offering, Branchview expects to own 825,000 shares of restricted IMC common stock. The total amount of outstanding shares of common stock is expected to be approximately 11,065,092 shares. Though the stock is restricted from resale by Branchview for two years, if the Offering is successful at the initial offering price of $18.00 per share, the market value of the shares owned by Branchview would be approximately $14.8 million. The original cost to Branchview for its investment in IMC was approximately $6.6 million.

     Mr. Coogan stated that, "He believes this Offering will have a positive impact on the Company's shareholder value."

      Lakeview Savings Bank is a New Jersey chartered savings bank that conducts its business from eight locations in Passaic and Bergen Counties, New Jersey. Deposits at Lakeview are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Corporation's common stock is traded in the over-the-counter market and reported on the NASDAQ National Market System under the symbol "LVSB".